UNION PLANTERS CORPORATION

CONSOLIDATED DAILY AVERAGE BALANCE SHEET AND INTEREST RATES

Three Months Ended March 31,

(Dollars in thousands)

	2002			2001
Average

Balance

Interest Income/

Expense

FTE Yield/

Rate

Average

Balance

Interest Income/

Expense

FTE Yield/

Rate

Assets
Interest-bearing deposits at financial institutions	$60,188	$576	3.88%	$33,320	$487	5.93%
Federal funds sold and securities
purchased under agreements to resell	163,739	698	1.73	34,799	519	6.05
Trading account assets	229,104	2,278	4.03	206,574	4,237	8.32
Investment securities (1), (2)
Taxable securities	3,536,217	55,041	6.31	5,450,605	88,685	6.60
Tax-exempt securities	1,013,687	20,065	8.03	1,183,380	22,958	7.87
Total investment securities	4,549,904	75,106	6.69	6,633,985	111,643	6.83

Loans, net of unearned income (1), (3), (4)	24,383,332	417,469	6.94	25,195,199	540,797	8.70
Total earning assets (1), (2), (3), (4)	29,386,267	496,127	6.85	32,103,877	657,683	8.31
Cash and due from banks	879,383			793,520
Premises and equipment	556,288			602,916
Allowance for losses on loans	(341,518)			(338,675)
Goodwill and other intangibles	922,980			962,693
Other assets	1,022,744			979,492
Total assets	$32,426,144			$35,103,823

Liabilities and shareholders’ equity
Money market accounts	$5,790,702	26,334	1.84%	$3,945,402	42,477	4.37%
Interest-bearing checking	3,338,516	9,111	1.11	3,149,582	11,433	1.47
Savings deposits	1,348,342	3,886	1.17	1,350,986	4,877	1.46
Certificates of deposit of $100,000 and over	1,633,504	15,055	3.74	2,263,341	34,783	6.23
Other time deposits	7,086,986	67,264	3.85	8,514,807	123,531	5.88
Short-term borrowings
Federal funds purchased and securities sold under
agreements to repurchase	2,092,552	7,642	1.48	3,843,865	50,730	5.35
Other	60,122	261	1.76	2,121,701	31,134	5.95
Long-term debt
Federal Home Loan Bank advances	1,461,060	15,422	4.28	1,336,153	19,595	5.95
Subordinated capital notes	974,037	17,556	7.31	657,925	11,234	6.92
Medium-term senior notes	0	0		60,000	1,025	6.93
Trust Preferred Securities	199,120	4,128	8.41	199,084	4,128	8.41
Other	101,210	1,171	4.69	103,212	2,444	9.60
Total interest-bearing liabilities	24,086,151	167,830	2.83	27,546,058	337,391	4.97
Noninterest-bearing demand deposits	4,417,321	-		3,890,023	-
Total sources of funds	28,503,472	167,830		31,436,081	337,391
Other liabilities	703,860			691,137
Shareholders’ equity
Preferred stock	14,351			19,532
Common equity	3,204,461			2,957,073
Total shareholders’ equity	3,218,812			2,976,605
Total liabilities and shareholders’ equity	$32,426,144			$35,103,823
Net interest income (1)		$328,297			$320,292
Net interest rate spread (1)			4.02%			3.34%
Net interest margin (1)			4.53%			4.05%

Taxable-equivalent adjustments
Loans		$1,284			$1,670
Investment securities		6,920			7,596
Total		$8,204			$9,266

Taxable-equivalent yields are calculated assuming a 35% federal income tax rate.

Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

Includes loan fees in both interest income and the calculation of the yield on loans.

Includes loans on nonaccrual status.